As filed with the Securities and Exchange Commission on August
20, 2002

                               Registration No. 333-



                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     BERRY PETROLEUM COMPANY
     (Exact name of registrant as specified in its charter)

       Delaware                                77-0079387
    (State or other                        (I.R.S. Employer
      jurisdiction                        Identification No.)
  of incorporation or
     organization)


                 5201 Truxtun Avenue, Suite 300
                  Bakersfield, California 93309
  (Address of principal executive offices, including zip code)

         Berry Petroleum Company 1994 Stock Option Plan
                    (Full Title of the Plan)





       Jerry V. Hoffman                    Copies to:
    Chairman of the Board,           Laura K. McAvoy, Esq.
 President and Chief Executive   Jackson DeMarco & Peckenpaugh
            Officer              2815 Townsgate Road, Suite 200
5201 Truxtun Avenue, Suite 300    Westlake Village, California
 Bakersfield, California 93309               91361
        (661) 616-3900
 (Name, Address, and Telephone
number, including area code, of
      agent for service)

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CALCULATION OF REGISTRATION FEE

                          Proposed    Proposed
Title of                  Maximum     Maximum
Securities   Amount to    Offering    Aggregate     Amount of
to be        be           Price per   Offering      Registration
Registered   Registered   Share       Price         Fee
             (1) (2)      (3)         (4)
___________  ___________  __________  ___________   ____________
_______      _______      ________    _______       ______

Class A      1,000,000    $16.65      $16,650,000   $1,531.80
Common       shares
Stock, $.01
par value

Rights to    1,000,000
Purchase     shares
Shares of
Class A
Common
Stock


(1) This Registration Statement also covers such additional number of shares, presently indeterminable, as may become issuable in the event of stock dividends, stock splits, recapitalizations or other changes in the Class A Common Stock.

(2)  Includes  Rights to purchase shares of Class A Common  Stock upon  the occurrence of certain events pursuant to the Berry
     Petroleum  Company Rights Agreement dated December  8,  1999
     ("Rights Agreement").

(3) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457 (c ) of the Securities Act of 1933, as amended (the "Securities Act"). The Proposed Maximum Offering Price Per Share has been computed on the basis of the price of securities of the same class using the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange of $16.65 per share on August 16, 2002.

(4)  Amount  to be Registered multiplied by the Proposed  Maximum
     Offering Price Per Share.

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      The Company's Registration Statement on Form S-8 (File  No.
33-61337) filed with the Commission on July 27, 1995 and the Registration Statement on Form S-8 (File No. 333-62873) filed with the Commission on September 4, 1998 are incorporated herein by reference.

      At the Annual Meeting of Stockholders of Berry Petroleum Company held on May 16, 2002, the Stockholders approved an amendment to the Berry Petroleum Company Restated and Amended 1994 Stock Option Plan (the "Plan") that (i) increased, by 1,000,000 shares, the number of shares of Class A Common Stock, $0.01 par value ("Shares"), authorized for issuance under the Plan to a total of 3,000,000 Shares and (ii) provided that the Option exercise price shall be not less than the Fair Market Value on the date of grant. This Registration Statement registers such additional securities.

                           SIGNATURES

       THE  REGISTRANT.  Pursuant  to  the  requirements  of  the
Securities  Act  of 1933, the Registrant certifies  that  it  has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bakersfield, State of California, on this 19 day of August 2002.

                 BERRY PETROLEUM COMPANY


                 By: s/s Jerry V. Hoffman
                    Jerry V. Hoffman, Chairman of the Board,
                    President and Chief Executive Officer
                    (Principal Executive Officer)


                 By: s/s Ralph J. Goehring
                    Ralph J. Goehring, Senior Vice President and
                    Chief Financial Officer
                    (Principal Financial Officer)


                 By: s/s Donald A. Dale
                    Donald A. Dale, Controller
                    (Principal Accounting Officer)


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          Pursuant to the requirements of the Securities  Act  of
1933, this Registration  Statement  has  been  signed  by   the
following persons in the capacities and on the date indicated.



SIGNATURES               TITLE                 DATE


S/s Jerry V. Hoffman     Chairman of the       July 16, 2002
Jerry V. Hoffman         Board, President and
                         Director
S/s William F. Berry     Director              July 22, 2002
William F. Berry

S/s Ralph B. Busch, III  Director              July 19, 2002
Ralph B. Busch, III

S/s William E. Bush      Director              July 22, 2002
William E. Bush, Jr.

S/s Steven L. Cropper    Director              July 23, 2002
Steven L. Cropper

S/s J. Herbert Gaul, Jr. Director              July 19, 2002
J. Herbert Gaul, Jr.

S/s John A. Hagg         Director              August 13, 2002
John A. Hagg

S/s Robert Heinemann     Director              August 5, 2002
Robert Heinemann

S/s Thomas J. Jamieson   Director              July 17, 2002
Thomas J. Jamieson

S/s Roger G. Martin      Director              July 19, 2002
Roger G. Martin

S/s Martin H. Young, Jr. Director              July 30, 2002
Martin H. Young. Jr.

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                           EXHIBIT INDEX

Exhibit   Description                                Sequentially
No.                                                      Numbered
                                                            Pages

4.1       Restated and Amended 1994 Stock Option
          Plan                                             6

5.1       Opinion of Jackson DeMarco & Peckenpaugh        13
          regarding validity of securities

23.1      Consent of Jackson DeMarco & Peckenpaugh        13
          (included in Exhibit 5.1)

23.2      Consent of PriceWaterhouseCoopers L.L.P.        14
















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